FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-12

From:  WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI) At: 12/09/16 13:03:28

Subject:  Fwd:NEW ISSUE CMBS: WFCM 2016-C37 *PUBLIC LAUNCH* WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C37 - PUBLIC NEW ISSUE

**LAUNCH** $656.693 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS:  WELLS FARGO SECURITIES, LLC AND BARCLAYS CAPITAL INC.

CO-MANAGERS:  ACADEMY SECURITIES, INC. AND DEUTSCHE BANK SECURITIES INC.

OFFERED CERTIFICATES - PUBLIC

CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	LAUNCH
A-1	AAA(sf)/AAAsf/Aaa(sf)	35.482	30.000%	2.62	43.6%	16.7%	+43
A-2	AAA(sf)/AAAsf/Aaa(sf)	105.724	30.000%	4.81	43.6%	16.7%	+56
A-3	AAA(sf)/AAAsf/Aaa(sf)	28.449	30.000%	6.90	43.6%	16.7%	+111
A-4	AAA(sf)/AAAsf/Aaa(sf)	120.000	30.000%	9.69	43.6%	16.7%	+110
A-5	AAA(sf)/AAAsf/Aaa(sf)	188.138	30.000%	9.90	43.6%	16.7%	+112
A-SB	AAA(sf)/AAAsf/Aaa(sf)	47.561	30.000%	7.28	43.6%	16.7%	+101
A-S	AAA(sf)/AAAsf/Aa1(sf)	58.165	22.250%	9.94	48.4%	15.0%	+140
B	AA(low)(sf)/AA-sf/NR	38.463	17.125%	9.98	51.6%	14.1%	+170
C	A(low)(sf)/A-sf/NR	34.711	12.500%	9.98	54.5%	13.4%	+265

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
D	BBB(high)(sf)/BBB-sf/NR	37.525	7.500%	9.98	57.6%	12.6%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$750,506,780
NUMBER OF LOANS:	63
NUMBER OF PROPERTIES:	141
WA CUT-OFF LTV:	62.3%
WA BALLOON LTV:	54.2%
WA U/W NCF DSCR:	2.04x
WA U/W NOI DEBT YIELD:	11.7%
WA MORTGAGE RATE:	4.514%
TOP TEN LOANS %:	45.7%
WA REM TERM TO MATURITY (MOS):	109
WA REM AMORTIZATION TERM (MOS):	348
WA SEASONING (MOS):	1

LOAN SELLERS:	BARCLAYS(41.1%), LCF(19.6%), WFB(15.5%), SPREF(12.5%), RMF(6.9%), CIIICM(4.4%)

TOP 3 PROPERTY TYPES:	RETAIL (29.5%), MULTIFAMILY (19.4%), HOSPITALITY (19.3%)

TOP 5 STATES:	VA(13.1%), NC(10.3%), CA(9.9%), TX(8.6%), HI(7.0%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	LNR PARTNERS, LLC

DIRECTING CERTIFICATEHOLDER:	PRIME FINANCE CMBS B-PIECE HOLDCO VI, L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED PRICING:	TODAY
ANTICIPATED SETTLEMENT:	DECEMBER 22, 2016

ROADSHOW
HARTFORD, BREAKFAST:	TUES, 12/6 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH:	TUES, 12/6 @ 12:00PM ET, THE LANGHAM
MINNEAPOLIS, BREAKFAST:	WED, 12/7 @ 7:30AM CT, THE GRAND HOTEL
DES MOINES,LUNCH:	WED, 12/7 @ 1:30PM CT,
MARRIOTT DOWNTOWN NEW YORK 1x1's:	WED, 12/7

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL:	WWW.NETROADSHOW.COM<http://WWW.NETROADSHOW.COM>
REVIEW CODE:	WFCM2016C37
FINAL LINK:	www.netroadshow.com/nrs/wp/default.html?show=07B3f5<http://www.netroadshow.com/nrs/wp/default.html?show=07B3f5>

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov<http://www.sec.gov>. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com<mailto:wfs.cmbs@wellsfargo.com>.

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